EXHIBIT 21

                              Matrix Bancorp, Inc.

                         Subsidiaries of the Registrant


1.       Matrix Financial Services Corporation - Incorporated in Arizona

2. Matrix Capital Markets, Inc. - Incorporated in Colorado and formerly known as United Financial, Inc.

3. Matrix Capital Bank - Organized pursuant to a Federal savings and loan charter

4.       Matrix Asset Management Corporation - Incorporated in Colorado

5.       The Vintage Group, Inc. - Incorporated in Texas

6.       Vintage Delaware Holdings, Inc. - Incorporated in Delaware

7.       Sterling Trust Company - Incorporated in Texas

8.       First Matrix Investment Services Corp. - Incorporated in Texas

9.       Matrix Funding Corp. - Incorporated in Colorado

10.      MSCS Ventures, Inc. - Incorporated in Colorado

11.      Matrix Settlement & Clearance Services, L.L.C. (45%) - Organized in New
         York

12.      MSCS Financial Services, LLC - formed in Delaware

13.      Equi-Mor Holdings, Inc. - Incorporated in Nevada

14.      ABS School Services, L.L.C. - Organized in Arizona

15.      New Century Property Management Group, LLC - Organized in Arizona

16.      New Century Educational Management Services, LLC - Organized in Arizona

17.      Matrix Aviation Corporation - Incorporated in Colorado

18.      MCNP-1 Corp. - Incorporated in New Mexico

19.      Matrix Insurance Service Corporation - Incorporated in Arizona

20.      Matrix Advisory Services, L.L.C. - Organized in Delaware

21.      Matrix Bancorp Capital Trust I - Organized under Delaware law

22.      Matrix Bancorp Capital Trust II - Organized under Delaware law

23.      Matrix Bancorp Capital Trust III- Organized under Delaware law

24.      Matrix Bancorp Capital Trust IV - Organized under Delaware law